Filing under Rule 424(b)(2)
Registration No. 333-214496

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Secured Medium-Term Notes, Series B	$100,000,000	$11,590

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 456(b) and 457(r) under the Securities Act, this “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-214496.

Pricing Supplement No. 2

dated September 6, 2017

(To prospectus dated November 8, 2016

and prospectus supplement dated November 8, 2016)

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CE 4

Secured  ☒    Unsecured  ☐

Principal amount: $25,000,000

Issue price: 100.00%

Net proceeds to Company: $24,850,000

Repayable at the option of holder:

Yes  ☐    No  ☒

Repayment date:	Not applicable

Repayment price:	Not applicable

Election period:	Not applicable

Selling agents:	RBC Capital Markets, LLC
TD Securities (USA) LLC
MUFG Securities Americas Inc.

Type of transaction: Principal

RBC Capital Markets, LLC , as to $10,000,000

principal amount of the Notes

TD Securities (USA) LLC , as to $10,000,000

principal amount of the Notes

MUFG Securities Americas Inc., as to $5,000,000

principal amount of the Notes

Stated interest rate: 2.822%

Maturity date: September 13, 2027

Settlement date: September 13, 2017

Interest payment dates: March 13 and September 13, commencing March 13, 2018

Regular record dates: February 26 and August 29

Redeemable: Yes  ☒    No  ☐

In whole  ☐

In whole or in part  ☒

Fixed redemption price: Yes  ☒    No  ☐

Initial redemption date: June 13, 2027

Initial redemption price: 100.00%

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes  ☒*    No  ☐

*	Through June 12, 2027, at par thereafter

Make-whole spread: 0.15%

T+5 Delivery: It is expected that delivery of the notes will be made on or about the date specified above in Settlement Date, which will be the fifth business day (T+5) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date hereof or on the following two business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or on the following two business days should consult their own advisors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CF 1

Secured  ☒    Unsecured  ☐

Principal amount: $75,000,000

Issue price: 100.00%

Net proceeds to Company: $74,437,500

Repayable at the option of holder:

Yes  ☐    No  ☒

Repayment date:	Not applicable

Repayment price:	Not applicable

Election period:	Not applicable

Selling agents:	RBC Capital Markets, LLC
TD Securities (USA) LLC
MUFG Securities Americas Inc.

Type of transaction: Principal

RBC Capital Markets, LLC , as to $30,000,000

principal amount of the Notes

TD Securities (USA) LLC , as to $30,000,000

principal amount of the Notes

MUFG Securities Americas Inc., as to $15,000,000

principal amount of the Notes

Stated interest rate: 3.685%

Maturity date: September 13, 2047

Settlement date: September 13, 2017

Interest payment dates: March 13 and September 13, commencing March 13, 2018

Regular record dates: February 26 and August 29

Redeemable: Yes  ☒    No  ☐

In whole  ☐

In whole or in part  ☒

Fixed redemption price: Yes  ☒    No  ☐

Initial redemption date: March 13, 2047

Initial redemption price: 100.00%

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes  ☒*    No  ☐

*	Through March 12, 2047, at par thereafter

Make-whole spread: 0.15%

T+5 Delivery: It is expected that delivery of the notes will be made on or about the date specified above in Settlement Date, which will be the fifth business day (T+5) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date hereof or on the following two business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or on the following two business days should consult their own advisors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.